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                                                                   Exhibit 10.53

                              [Rubio's Letterhead]

October 31, 2003

Mr. Tim Hackbardt
[address deleted]
Mission Viejo, CA 92691

Dear Tim:

I am pleased to confirm our offer of employment made to you for the position of Vice President, Marketing for Rubio's Restaurants, Inc. (Rubio's) reporting directly to me under the terms and conditions outlined below:

Start Date: To be mutually agreed upon, and as soon as feasible, but no later than November 17, 2003.

Base Salary: An annual rate of $195,000, paid biweekly at a rate of $7,500 and subject to withholdings and deductions as required by law. Your salary will be reviewed annually and may be adjusted based on such review.

Forfeiture Bonus: To offset bonuses that you may be forfeiting when leaving Del Taco, Rubio's will give you a bonus of $30,000 paid out in March 2004.

Bonus Plan: Based on current earnings performance, we do not expect to payout annual bonuses for 2003. Although we do not expect significant changes to be made to the 2004 bonus plan the terms are not yet finalized and approved by the Compensation Committee of the Board of Directors. In the Rubio's Fiscal 2003 Executive Bonus Plan vice presidents are eligible to earn up to 25% of base salary if pretax income equaled or exceeded the budgeted range for bonus. In addition, the plan allows for 10% of pretax income above the EPS bonus target range to be pooled and allocated to executives on a pro-rata basis. The bonus plan will be adjusted if changes are made to GAAP or accounting principles permitted by SEC rules. For calendar year 2005 and later calendar years, you will participate in the Executive Bonus Plans developed for those years as ultimately approved by the Compensation Committee.

You may also participate in other bonus or incentive plans adopted by Rubio's that are applicable to your position. Bonus criteria for each subsequent year will be mutually determined within a reasonable period of time at the close of each fiscal year.

Stock Options: Stock Options for 75,000 shares of Rubio's Restaurants, Inc. common stock, pursuant and subject to Rubio's 1999 Stock Incentive Plan, will be granted to you on your Start

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Mr. Tim Hackbardt
October 31, 2003
Page 2 of 5

Date at the day's closing market price. They will vest at 20% at the end of the first year and each month thereafter for 48 months on a pro-rata basis.

Automobile: Car allowance $450 per month plus $0.15 per mile (exclusive of commuter mileage).

Vacation: 15 days per year accrued pro-rata on a monthly basis.

Health Plans: You will be eligible to participate in Rubio's medical (including Exec-U-Care), dental, employee assistance program (EAP), vision, short and long term disability, and life insurance programs (executive level term life insurance is two times annual salary) effective the first day of the month following two consecutive months of service. You will be reimbursed for any COBRA premiums incurred during this waiting period. Executives contribute approximately 10% of premium costs. Monthly medical contributions are between $60.00 (HMO) and $125.00 (PPO) for family coverage. The Company offers an executive reimbursement with a $5,000 cap and a Flexible Spending Account for tax deferred contributions for medical and childcare expenses.

Professional Reimbursements: You will be reimbursed for reasonable expenses necessarily incurred in the performance of your duties, including, but not limited to, cell phone service, long distance telephone service, facsimile and duplication services, overnight and courier services, travel expenses, expenses related to attendance at industry conferences and membership in industry associations.

401(k) Plan: You will be eligible to participate in Rubio's 401(k) Plan effective the first day of the month following two consecutive months of service. Currently, after one year of service you will be matched at a rate of 25% of the first 6% of the salary you contribute. (Although our 401(k) plan allows for up to 15% of compensation as an employee's contribution, you should be aware that our most recent discrimination testing has limited actual contributions for highly paid executives to approximately 1%.)

Meal Discount: You and your family will be eligible for a meal discount of 50% at Rubio's Restaurants.

Relocation of Household Goods: You will be relocating to the San Diego area by a mutually agreed upon time. You will be reimbursed for all applicable moving expenses up to $100,000 which is expected to cover all reasonable relocation costs for you and your family (i.e., home sale, home purchase, movement of household goods, etc.). However, since the distance between your current home and the Restaurant Support Center is minimal, temporary housing and related expenses would be excluded. Amounts above the allowable IRS reimbursements for relocation will be grossed-up for taxes at the applicable state and federal tax rates. You will need to submit relocation expense receipts to Rubio's Controller who will work with you to mitigate the tax impact for both you and the Company.

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Mr. Tim Hackbardt
October 31, 2003
Page 3 of 5

Re-payment of Relocation Expenses: Should you resign from your position on a voluntary basis within the first twelve (12) months of employment you agree to reimburse Rubio's for 100% of your submitted relocation expenses. Should you resign after twelve (12) months, you agree to reimburse Rubio's on a pro-rata basis whereby your relocation expense debt would be reduced by 1/12 for each of the next twelve (12) months you remain employed with Rubio's. After twenty-four
(24) months of consecutive employment no repayment of relocation expense would be required.

Severance Benefits: While Rubio's does not have a formal severance policy, we are offering the following: If your employment is terminated, without Cause or upon Disability, as defined below, you will be paid, subject to signing our standard release agreement, six (6) months of current salary if separation is within the first twelve (12) months of employment and three (3) months of current salary thereafter. All severance payments will be made in bi-weekly installments and subject to all appropriate deductions and withholdings. In addition, you will have continued enrollment in the health and welfare plans (with the exception of the 401(k) plan as precluded by our Plan), including life insurance, for the period of severance or until your eligibility under another employer's group benefit plan, whichever event occurs first.

Disability: "Disability" means the medical determination that you are eligible for benefits under the Company's long term disability insurance plan.

Cause: "Cause" means: (a) willful failure by you to substantially perform your duties under this agreement, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment (b) conviction of or a plea of "guilty" or "no contest' 'to, a felony or crime involving an act of moral turpitude, dishonesty, or misfeasance under the laws of the United States or any state thereof; (c) refusal to follow, or material neglect of, reasonable requests of the Company's Board of Directors or its designee(s), if un-remedied following thirty (30) days' written notice; (d) conduct that substantially interferes with or damages the standing, reputation, financial condition or prospects of the Company, after you have been given ten
(10) days' notice and an opportunity to respond; or (e) a material or willful violation of a federal or state law or regulation applicable to the business of the Company. If your employment is terminated without Cause you shall be paid the Severance Benefits described above under Severance Benefits.

At-Will Employment: Employment with Rubio's Restaurants, Inc. is not for a specific term and can be terminated by you or the Company at any time and for any reason, with or without cause or advanced notice. The At-Will nature of your employment described in this offer letter shall constitute the entire agreement between you and Rubio's concerning the nature and duration of your employment and the circumstance under which you or the Company may terminate the employment relationship. No oral statement by any person can change the At-Will nature of your employment with Rubio's.

Although your job duties, title, and compensation benefits may change over time, the At-Will term of your employment with Rubio's can only be changed in writing, signed by you and the

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Mr. Tim Hackbardt
October 31, 2003
Page 4 of 5

President or Chairman of the Company, and which expressly states the intention to change the At-Will term of your employment. Any prior representations to the contrary are superseded by the terms of this offer.

Confidentiality and Non-Solicitation: One of the conditions of your employment with Rubio's is the maintenance of the confidentiality of Rubio's proprietary and confidential information, You agree during and after the period of your employment with Rubio's not to use, directly or indirectly, any confidential information other than in the course of performing duties as an employee of Rubio's. You further agree that during your term of employment and for two (2) years thereafter, not to encourage or solicit, directly or indirectly, any employee of Rubio's to leave the Company for any reason. You will be required to execute the Company's Proprietary Information and Inventions Agreement on your first day of employment.

Company Policy: As an employee of Rubio's, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with Rubio's policy prohibiting harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

Arbitration: Rubio's maintains a policy of mandatory arbitration. This means that any and all disputes that you may have with Rubio's, or any of Rubio's other employees, which arise out of your employment, will be resolved through final and binding arbitration. This includes, without limitation, disputes relating to offer letters, your employment by Rubio's or the termination thereof, claims for breach of contract, claims for breach of covenant of good faith and fair dealing, any claims of discrimination or harassment, any claims under any federal, state or local law or regulation now in existence or hereinafter enacted and amended from time to time concerning in any way the subject of your employment with Rubio's or your termination. You agree that arbitration shall be instead of any civil lawsuit and you waive your right to pursue any and all employment-related claims in court.

This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and the Company.

The foregoing offer of employment with Rubio's is contingent upon your successful completion of a background and reference checks, pre-employment drug and alcohol screen, your execution of this letter, the Company's Proprietary Information and Inventions Agreement, the Company's Arbitration Agreement and all other forms presented at the time of hire. This offer is further contingent upon the Company's verification of the information provided to us in your application form, resume and attachments, if any.

The existence and terms of this offer letter should remain confidential except for disclosure to your spouse, attorneys, accountants and other tax or financial professional advisors to whom the disclosure is necessary.

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Mr. Tim Hackbardt
October 31, 2003
Page 5 of 5

Tim, we are very excited about your joining our learn. We are confident that you have much to contribute to the success of Rubio's. The strength of our organization, the quality and experience of our personnel, and your presence will facilitate this success.

If you wish to accept our offer of employment on the terms described herein, please acknowledge your acceptance by signing below and returning the original to me within three (3) business days. A copy of this letter has been enclosed for your records. If you have any questions, please do not hesitate to contact me by calling (760) 602-3625.

Sincerely,

/s/ Sheri Miksa

Sheri Miksa
President and Chief Operating Officer
Rubio's Restaurants, Inc.

I have read, do understand and accept the terms and conditions of the above offer of employment.

Accepted: /s/ Tim Hackbardt                                   Date: 11/3/2003
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              Tim Hackbardt